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                                                                       Exhibit c

(DUFF & PHELPS LOGO)

May 11, 2006

Special Committee of the Board of Directors
EUPA International Corporation
89 North San Gabriel Boulevard
Pasadena, California 91107

Gentlemen:

The Special Committee (the "Special Committee") of the Board of Directors of EUPA International Corporation, a Nevada corporation ("EUPA" or the "Company"), has engaged Duff & Phelps, LLC ("Duff & Phelps") as the Special Committee's independent financial advisor to provide an opinion to the Special Committee with respect to a contemplated transaction (the "Proposed Transaction"). The nature of the Proposed Transaction and the scope of Duff & Phelps' opinion are both described below. Previous to this engagement, Duff & Phelps has not provided any financial advisory services to the Company.

DESCRIPTION OF THE PROPOSED TRANSACTION

It is our understanding that the Proposed Transaction can be described as follows:

     1. EUPA will effect a reverse stock split of its issued and outstanding shares of common stock at a ratio of approximately one to 9,999 (the "Reverse Split"). The final ratio of the Reverse Split will be determined by the Company's Board of Directors immediately before consummating the Reverse Split.

     2. In lieu of the issuance of any fractional shares, EUPA will make a cash payment in the amount of $0.40 per share to holders of its common stock (stated on a pre-split basis), without deduction for commissions or transaction costs (the "Cash Out").

     3. Any shares of EUPA common stock remaining after the Reverse Split and the Cash Out will remain issued and outstanding.

     4. After the Reverse Split and the Cash Out, EUPA intends to de-register its common stock and suspend its reporting status with the Securities and Exchange Commission

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Special Committee of the Board of Directors
EUPA International Corporation
May 11, 2006
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          ("SEC"), and to de-list its common stock from the National Association of Securities Dealers Over-The-Counter Bulletin Board (collectively, the "Privatization").

     5. Approximately three to six months after the Privatization, the Company intends to consummate a merger transaction (the "Merger") pursuant to which it will be merged with Tsann Kuen Enterprise Co., Ltd. or one of its affiliates (collectively, "TKE"). Upon consummation of the Merger the Company's common stock, other than those shares held by TKE, would be converted into the right to receive a cash payment equal to $0.40 per share (stated on a pre-split basis), as may be adjusted to reflect any change in the value of the Company's underlying assets between the date of the Proposed Transaction and the date of the Merger.

SCOPE OF THE OPINION

Duff & Phelps has been asked to provide an opinion ("Opinion") as to the fairness of the Proposed Transaction to EUPA's shareholders, other than TKE and its affiliates, from a financial point of view. For the purpose of rendering this Opinion, Duff & Phelps hereby defines the Proposed Transaction to include the Reverse Split, the Cash Out, and the Privatization. In connection with rendering this Opinion, Duff & Phelps also considered the Company's and TKE's intent to consummate the Merger, as well as the contemplated terms of the Merger.

SCOPE OF ANALYSIS

In connection with this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary or appropriate under the circumstances. Our due diligence with regard to the Proposed Transaction included, but was not limited to, the items summarized below.

     1.   We visited EUPA's corporate headquarters in Pasadena, California;

     2. We conducted meetings with senior management of EUPA to discuss the history, financial condition, and future prospects of the Company;

     3. We held meetings and telephonic discussions with the following members of the Special Committee: (a) Alexander Ngan, the sole member of the Special Committee through January 26, 2006; and (b) Victor Yang, the sole member of the Special Committee from January 30, 2006 through the date hereof.

     4. We held discussions with the following advisors to the Company, the Special Committee, and TKE:

          -    Greenberg Traurig, LLP, legal counsel to the Special Committee;

          - Stubbs Alderton & Markiles, LLP, legal counsel to the Special Committee;

          -    Paula Winner Barnett, legal counsel to the Company;

          -    Sheppard Mullin Richter & Hampton, legal counsel to TKE;

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Special Committee of the Board of Directors
EUPA International Corporation
May 11, 2006
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          -    Yang & Company, the Company's outside accountant;

          -    Lichter, Yu & Associates, the Company's outside auditor;

     5.   We reviewed the following financial statements and SEC filings of
          EUPA:

          - Annual reports on Form 10-K for the years ended December 31, 2001 through 2005, including certain amendments to such reports for 2002 and 2004;

          - Quarterly reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005, including certain amendments thereto;

          - Unaudited internally prepared financial statements for the nine months ended September 30, 2004 and 2005, the eleven months ended November 30, 2004 and 2005, the twelve months ended December 31, 2005, and the three months ended March 31, 2005 and 2006;

     6. We reviewed the Company's internally prepared projected income statements for each of the fiscal years ending December 31, 2006 through December 31, 2010;

     7. We reviewed the Company's internally prepared projected monthly cash flow statements for the three months ended December 31, 2005;

     8. We reviewed the minutes of the Board of Directors meetings of the Company that took place from January 1, 2004 through the date of this Opinion;

     9. We reviewed the real estate appraisal report prepared by Anchor Pacific Company, as of October 28, 2005, regarding three contiguous parcels of commercial real estate located at 89 North San Gabriel Boulevard, 2674 East Walnut Avenue, and 2675 North Nina Street in Pasadena, California, and owned by EUPA (the "Parcels"), and the supplemental report by Anchor Pacific Company, as of February 4, 2006 regarding the Parcels;

     10. We reviewed relevant documents and agreements of the Company, including but not limited to:

          -    Various Form 8-K filings for the past two years;

          - Various Sales and Customer Support Services Agreements by and between TKE and its subsidiaries on the one hand, and Tsann Kuen USA ("TK USA"), a subsidiary of EUPA, on the other;

          - The Research and Development Services Agreement by and between TKE and TK USA, dated December 22, 2003;

          - The Fiduciary and Patent Administration Agreement by and between TKE and TK USA, dated December 22, 2003; and

          - The Product Design Contract by and between TKE and TK USA, dated January 1, 2002;

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Special Committee of the Board of Directors
EUPA International Corporation
May 11, 2006
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     11.  We analyzed the historical trading price and trading volume of EUPA common stock on the OTC Bulletin Board from October 18, 2001 through the date of this Opinion;

     12. We reviewed and analyzed market trading prices and indicated valuation metrics for public companies comparable to EUPA;

     13. We reviewed certain other operating and financial information provided to us by the Company and its advisors;

     14. We reviewed certain other relevant, publicly available information, including economic, industry, and investment information; and

     15. We reviewed other information, studies and analyses as we deemed appropriate.

Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of the Company's solvency or of any specific assets or liabilities (contingent or otherwise). This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company's credit worthiness or otherwise as tax advice or as accounting advice. In addition, Duff & Phelps is not expressing any opinion as to the market price or value of the Company's shares after completion of the Proposed Transaction. In rendering this Opinion, Duff & Phelps relied upon the fact that the Special Committee and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken; and Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In preparing its forecasts, performing its analysis and rendering its Opinion with respect to the Proposed Transaction, Duff & Phelps: (1) relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including, without limitation, Company management and the Company's counsel and accountants, and did not attempt to independently verify, or review additional sources for or related to, the same; (2) assumed that any estimates, evaluations and projections furnished to Duff & Phelps were reasonably prepared and based upon the last currently available information and good faith judgment of the person furnishing the same; and (3) assumed that the final versions of all documents reviewed by us in draft form conform in all material respects to the drafts reviewed. Duff & Phelps' Opinion further assumes that all information supplied and representations made by the Company, its management and its advisors to us were and are accurate and complete in all material respects, including, without limitation, with regard to the Company and the Proposed Transaction. Neither Company

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Special Committee of the Board of Directors
EUPA International Corporation
May 11, 2006
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management nor the Special Committee placed any limitation upon Duff & Phelps with respect to the procedures followed or factors considered by Duff & Phelps in rendering this Opinion.

In our analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction. Duff & Phelps has also assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the terms described in the Company's
Schedule 13E-3 that has been prepared for filing with the United States Securities and Exchange Commission.

The basis and methodology for this Opinion have been designed specifically for the express purposes of the Special Committee and may not translate to any other purpose.

To the extent that any of the foregoing assumptions or any of the information on which this Opinion is based proves to be untrue in any material respect, this Opinion cannot and should not be relied upon.

Duff & Phelps has prepared this Opinion effective as of May 11, 2006. The Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can only be evaluated as of such date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. Notwithstanding and without limiting the foregoing, in the event that there is any change in any fact or matter affecting the Opinion after the date hereof and prior to the completion of the Proposed Transaction, Duff & Phelps reserves the right to change, modify or withdraw this Opinion.

This letter should not be construed as creating any fiduciary duty on Duff & Phelps' part to any party.

It is understood that this Opinion is for the information of the Special Committee in connection with its consideration of the Proposed Transaction and may not be used for any other purpose or by any other person without our prior written consent, except that this Opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission in respect of the Proposed Transaction and the Company may summarize or otherwise reference the existence of this Opinion in such documents and in such documents as may be delivered to the Company's shareholders provided that any such summary or reference language shall be subject to prior written approval of Duff & Phelps. This Opinion is not a recommendation as to how the Special Committee or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether or not to proceed with the Proposed Transaction or any related transaction, nor does it indicate that the stated consideration is the best possible attainable under any circumstances. Instead, this Opinion merely states whether the price in the Proposed Transaction is within a range suggested by certain financial analysis. The decision as

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Special Committee of the Board of Directors
EUPA International Corporation
May 11, 2006
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to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based.

CONCLUSION

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that the Proposed Transaction is fair to EUPA's shareholders, other than TKE and its affiliates, from a financial point of view.

Respectfully submitted,


/s/ Duff & Phelps, LLC

DUFF & PHELPS, LLC